Exhibit 99

(BW) (TX-NETSOLVE-INCORPORATED) (NTSL) NetSolve, Incorporated Announces Fiscal 2004 Year End and Fourth Quarter Results; Total Non-Carrier Management Revenues up 21% Over Prior Year

Business Editors/High-Tech Writers

AUSTIN, Texas—(BUSINESS WIRE)—April 21, 2004—NetSolve, Incorporated (Nasdaq:NTSL), a premier provider of IT infrastructure management services, today announced financial results for its fiscal year and fourth quarter ended March 31, 2004.

Total management revenues from non-carrier sources during the fourth fiscal quarter increased $1.0 million or 21%, as compared to the same quarter a year ago, while the total backlog of non-carrier recurring management revenues at March 31, 2004 increased by 30%. Total revenues for the company’s fiscal 2004 fourth quarter were $10.4 million compared to $12.6 million for the same quarter a year ago. The decline was anticipated due to reduced carrier business, related specifically to the planned transition of services under two contracts with AT&T to internal centers. Growth in non-AT&T orders replaced 84% of the transitioned AT&T revenue by the end of the fiscal year.

Fiscal 2004 Highlights:

•	At fiscal year end, total recurring management revenues from non-WAN (wide area network) services had grown 43% over fiscal year 2003. These services now represent 27% of the total recurring management revenues, up from 16% at the end of last fiscal year.

•	At fiscal year end, recurring management revenues from customers with multiple services were up nearly 50% over fiscal year end 2003. Multiple services customers now represent 52% of total recurring management revenues, up from 29% at the end of fiscal 2003.

•	Recurring management revenues from non-carrier channels for fiscal year 2004 were 21% higher than fiscal year 2003. Revenues from these non-carrier channels represent 72% of the total recurring management revenues at the end of fiscal year 2004, up from 54% at the end of the same period a year ago.

•	Added over three times as many net new non-carrier customers in fiscal year 2004 as compared to fiscal year 2003.

•	Momentum continued in key non-WAN services. At fiscal year end, IP Telephony recurring management revenues grew at a triple-digit rate while Security recurring management revenues grew at a double-digit rate over the end of fiscal 2003.

Fourth Quarter Highlights:

•	Recurring management revenues from non-WAN services at the end of the fourth quarter grew 9% over the end of the prior quarter.

•	Recurring management revenues from customers purchasing multiple services at the end of the fourth quarter grew 14% over the end of the prior quarter.

•	Recurring management revenues from non-carrier channels at the end of the fourth quarter grew over 2% over the end of the prior quarter. Orders from non-carrier channels represented 85% of the total orders during the quarter.

•	Non-carrier backlog reached record levels during the quarter, growing 7% sequentially.

Commenting on the company’s results, NetSolve president and chief executive officer David Hood said, “I am encouraged with the traction we are seeing in the market for our unique blend of services. During fiscal year 2004, net orders from non-AT&T customers replaced 84% of the AT&T business we knew was going away. In the face of that transition, the company produced meaningful gains in total non-carrier backlog and diversified channel and product revenues during the year. Additionally, average order sizes increased during the year and we gained traction helping customers manage new technologies, such as IP telephony and Security. This led to year-over-year growth in non-WAN, non-carrier and multiple services revenues. These are all positive trends that validate our long-term growth strategy,” said Hood.

Hood added that the company’s backlog of uninstalled business is at a record level, and on a fully installed basis would increase non-carrier recurring management revenues by 29% over the March 2004 quarter levels.

“Our key focus for fiscal year 2005 lies in fine tuning our execution so that we can meet the growing needs of our customers and the marketplace and consistently deliver sequential increases in new orders,” said Hood. “I’m confident the progress we made during fiscal year 2004 positions us well to accelerate growth.

We remain confident in the market opportunity for our services and have made significant progress in transitioning the company from a singular service and channel focus to a more comprehensive services and channel offering. However, we are not yet at a point that new order flows are as consistent and predictable as we would like and new order rates may fluctuate from quarter to quarter until we gain additional traction.”

Financial Results

Fiscal Year Results

For the fiscal year ended March 31, 2004, recurring management revenues were $33.5M, as compared to $34.3M in the prior year, a decrease of 2%. Total management revenues declined to $38.1M, a decrease of 6% as compared to $40.5M in the prior year. Total revenues for the year were $45.9M, a decrease of 9% as compared to $50.4M in the prior year. Revenues were impacted by the planned migration of the AT&T Home Depot and Managed Router Service Business to AT&T centers and by planned lower levels of implementation revenue in the AT&T Frame Relay Plus business. Total non-AT&T management revenues increased by nearly 17% to $23.3M.

Primarily as a result of planned initiatives to implement our growth strategy, including investing in our development, sales and marketing capabilities, the operating loss for fiscal 2004 was $1.4M as compared to operating income of $3.1M in the prior year. The net loss equaled $0.06 per share for fiscal year 2004, as compared to diluted net income of $0.20 per share in the prior year.

Cash and short-term investments at March 31, 2004 were $40.0M and the company used $1.4M of cash from operations for the fiscal year. The company repurchased approximately 299,000 additional shares of its common stock during the fiscal year at an aggregate cost of $2.0M. At fiscal year end, the company had repurchased 4.5M shares of the 6.0M shares authorized by the board of directors. Collections of accounts receivable met internal expectations resulting in average days sales outstanding in accounts receivable of 43 days at March 31, 2004 as compared to 42 days at March 31, 2003.

Quarterly Results

Recurring management revenues for the fourth quarter decreased by 10% from the prior year quarter to $7.9M. Total management services revenues decreased by 9% from the prior year quarter to $9.0M. Total revenues for the fourth quarter were $10.4M, down 18% from the prior year quarter. Revenues were impacted as a result of the planned migration of the AT&T Home Depot and Managed Router Service Business to AT&T centers and by planned lower levels of implementation revenue in the AT&T Frame Relay Plus business. Total non-AT&T management services revenues increased by 18% to $6.1M from the prior year quarter.

Operating loss for the fourth quarter was $308,000 as compared to operating income of $166,000 in the prior year quarter. Net loss equaled $0.01 per share for the quarter as compared with a diluted net income of $0.02 per share for the same quarter a year ago.

Business Outlook

Industry analyst assessments and market research continue to underscore that the potential for growth in selective outsourcing across the entire IT infrastructure remains strong. Customers, resellers, equipment manufacturers, and systems integrators continue to seek better solutions to manage the increased complexity and security risks that pervade today’s enterprise IT environment. In response to these trends, the company continues to align its business and development efforts to meet customer and market needs. The company added 17 regional resellers during the year and strengthened relationships with key strategic resellers. The company is currently focused on further strengthening these relationships as well as developing new strategic relationships. These include potential opportunities to embed NetSolve services within solutions provided by resellers, systems integrators or equipment manufacturers. The company continues to believe that it is well positioned to take advantage of these market trends and opportunities and expects sequential growth in recurring management revenues beginning in the June quarter.

The company will grow its non-AT&T management services by 4% in the June quarter. This growth will be masked at the top-line as a result of the previously discussed AT&T business transition. The timing of new orders and customer installation cycles also combined to have a dampening effect on near-term revenues. Nevertheless, record uninstalled backlog represents about $1.7M in quarterly revenue, most of which will install over the next two quarters. The operating loss is also expected to widen in the first quarter due to maintaining staffing requirements for anticipated growth in the second quarter. Accordingly, with respect to guidance for the first fiscal quarter, the company expects:

•	Management revenues will be $8.5 million.

•	An operating loss of $750,000.

About NetSolve

NetSolve is a leading provider of IT infrastructure management services for the enterprise. Using dynamic tools, an “own the problem” process and top-caliber engineers, NetSolve remotely monitors, diagnoses and solves a range of critical IT infrastructure issues. Offering proven remote management solutions since 1994, NetSolve provides remote operational management to nearly 1,000 companies in 50 countries. NetSolve: www.netsolve.com or 800/NETSOLVE.

Forward-Looking Statements

This earnings release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to various risks and uncertainties. We sometimes identify forward-looking statements with such words as “intends,” “believes,” “expects,” “views,” “anticipates” or similar words indicating future events. Such statements include all of the section entitled, “Business Outlook,” as well as our ability to implement our growth strategies, the market opportunity for our services including the size of our market, the success of our growth and repositioning activities, the short- and long-term results of our strategy, and our expected future results. Such statements are qualified by reference to important factors. Such factors include, but are not limited to, general economic and business conditions, conditions affecting the industries served by the Company, the size and growth of the industry, conditions affecting the Company’s customers, resellers, partners and suppliers, the effect of national and international political and economic conditions, the ability and willingness of resellers and other partners to devote their resources to sales of our services, the ability of our sales force to increase sales, competition, the market acceptance of the Company’s services including any expanded service offerings, and other factors disclosed in the Company’s subsequent filings with the Securities and Exchange Commission, which are incorporated herein by this reference. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Any forward-looking statement speaks only as of the date on which such statement was made, and NetSolve does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made, or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Tables Follow

NetSolve, Incorporated

(Nasdaq:NTSL)

Conference Call Announcement: Fiscal Year and Fourth Quarter ended March 31, 2004

You are invited to participate in a conference call to review NetSolve’s annual year and fourth quarter results for fiscal year 2004.

The conference call will be held on Thursday, April 22, 2004 at 10:00 a.m. CT./11:00 a.m. ET

Mr. David Hood, president and chief executive officer, will serve as the chairperson, and Mr. Ken Kieley, vice president and chief financial officer and secretary, will present financial information. Prepared remarks will take approximately 20 minutes and will be followed by a brief question and answer period.

You can participate in the conference call by dialing 800-644-8660 or 877-356-3975. The conference code is 6230965. Additionally, you can listen to the conference call simultaneously via webcast at http://www.netsolve.com/investor/audiovideo.html.

A replay of the call will be available by dialing 800-642-1687 (domestic) or 706-645-9291. The access code, 6230965, will be operational from Thursday, April 22, 2004 to Thursday, April 29, 2004.

Worksheets that provide additional operating metrics will be available in advance of the call on Wednesday, April 21, 2004 after earnings have been announced at http://www.netsolve.com/investor/presentations.html.

If you would like to have information emailed to you in the future, please send your email address to investor@netsolve.com or fax to 512-340-3220 and we will add you to our distribution list.

NETSOLVE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	3/31/2003	3/31/2004
ASSETS
Current assets:
Cash and cash equivalents	$28,073	$19,885
Short-term investments	15,431	20,085
Restricted cash	354	358
Accounts receivable, net of allowance for doubtful accounts of $130 at March 31, 2003 and $303 at March 31, 2004	6,061	4,696
Prepaid expenses and other assets	1,883	3,001
Deferred tax assets	1,487	672

Total current assets	53,289	48,697

Property and Equipment:
Computer equipment and software	11,466	12,553
Furniture, fixtures and leasehold improvements	5,073	5,115
Other equipment	373	523

	16,912	18,191
Less accumulated depreciation and amortization	(10,690)	(11,979)

Net property and equipment	6,222	6,212

Deferred tax assets, net of current portion	1,375	3,053
Other assets	104	—

Total assets	$60,990	$57,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,839	$961
Accrued liabilities	3,098	2,463
Future obligations for idle facility	1,138	73
Deferred revenue	1,055	387

Total current liabilities	7,130	3,884

Deferred revenue, net of current portion	247	—

Stockholders’ equity:
Common stock, $.01 par value; 25,000,000 shares authorized at March 31, 2003 and March 31, 2004; 15,613,690 issued and 11,455,204 outstanding at March 31, 2003 and 16,085,635 issued and 11,628,149 outstanding at March 31, 2004	156	160
Additional paid-in capital	81,732	84,831
Treasury stock	(28,891)	(30,888)
Retained earnings (accumulated deficit)	616	(25)

Total stockholders’ equity	53,613	54,078

Total liabilities and stockholders’ equity	$60,990	$57,962

NETSOLVE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	3/31/2003	3/31/2004	3/31/2003	3/31/2004
Revenues:
IT infrastructure management services	$9,884	$8,976	$40,490	$38,063
Maintenance and equipment	2,751	1,440	9,878	7,862

Total revenues	12,635	10,416	50,368	45,925

Costs of revenues:
IT infrastructure management services	5,941	5,468	24,051	22,973
Maintenance and equipment	2,027	882	6,904	5,318

Total costs of revenues	7,968	6,350	30,955	28,291

Gross profits:
IT infrastructure management services	3,943	3,508	16,439	15,090
Maintenance and equipment	724	558	2,974	2,544

	4,667	4,066	19,413	17,634

Operating expenses:
Development	1,208	1,080	4,009	5,074
Selling and marketing	2,147	2,144	7,533	8,779
General and administrative	1,146	1,150	4,752	5,159

Total operating expenses	4,501	4,374	16,294	19,012

Operating income (loss)	166	(308)	3,119	(1,378)

Other income (expense):
Interest income	122	81	726	444
Interest expense	—	(9)	(1)	(9)
Other, net	4	(1)	24	(4)

Total other income	126	71	749	431

Income (loss) before income taxes	292	(237)	3,868	(947)
Income tax expense (benefit)	114	(65)	1,420	(306)

Net income (loss)	$178	$(172)	$2,448	$(641)

Basic net income (loss) per share	$0.02	$(0.01)	$0.21	$(0.06)
Weighted average shares used in basic per share calculation	11,640	11,593	11,879	11,434

Diluted net income (loss) per share	$0.02	$(0.01)	$0.20	$(0.06)
Weighted average shares used in diluted per share calculation	11,805	11,593	12,435	11,434

—30—SW/sa*

CONTACT:	NetSolve, Incorporated, Austin Investor Relations: Melissa Mines, 512-340-3224 melissa_mines@netsolve.com